Exhibit 99.2
Terremark Worldwide, Inc. — Pro Forma Financial Information

TERREMARK WORLDWIDE, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
     On May 24, 2007, the Company (“Purchaser”) completed the Interest Purchase Agreement (“Purchase Agreement”) to acquire Data Return, LLC (“Data Return” or Seller) from Saratoga Partners for an aggregate purchase price of $85.0 million, subject to adjustment. The aggregate purchase price of $85.0 million, was comprised of: (i) cash consideration of $70.0 million, $2.5 million of which has been placed in a two-year escrow account to satisfy certain indemnification obligations of the Seller which may arise from time to time, (ii) direct transaction costs of $0.4 million and (iii) issuance of 1,925,546 shares of the Company common stock with a fair value of $14.6 million. The fair value of the Company’s stock was determined using the five-day trading average price of the Company’s common stock for two days before and two days after the terms of the Purchase Agreement were agreed to and announced. At the closing date, the Company placed $2.5 million in an escrow account to be made available to satisfy the indemnification obligations of Seller, any management, consulting or other fees payable to the Seller, the cost of the retirement of any Seller outstanding preferred stocks, all legal broker and other fees payable by the Seller in connection with the transaction, plus certificates representing the stock consideration. The Purchase Agreement also included contingent consideration which was based on the determination of Seller’s net working capital target amount at the acquisition closing date. Any differences in the targeted working capital amount will be an adjustment to the purchase price. The valuation of the Seller’s net working capital amount is pending completion.
     The following unaudited pro forma condensed combined financial information is based on the historical financial statements of Terremark Worldwide, Inc. (Terremark) and Data Return, LLC (Data Return) and has been prepared to illustrate the effects of Terremark’s acquisition of Data Return. The unaudited pro forma condensed combined balance sheet as of March 31, 2007 gives effect to this acquisition accounted for under the purchase method of accounting, assuming that the transaction had been consummated at March 31, 2007. The unaudited pro forma condensed combined statement of operations for the twelve months ended March 31, 2007 gives effect to this acquisition assuming that the transaction had been consummated at April 1, 2006 and, due to different fiscal period ends, combines the historical results of Terremark for the twelve months ended March 31, 2007 and historical results of Data Return for the twelve months ended December 31, 2006.
     The Terremark balance sheet information was derived from its audited March 31, 2007 balance sheet included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2007. The Data Return balance sheet information was derived from its unaudited March 31, 2007 balance sheet included elsewhere herein.
     The results of Terremark’s statement of operations for the twelve months ended March 31, 2007 were derived from its audited statement of operations included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2007 and the results of Data Return’s statement of operations for the twelve months ended December 31, 2006 were derived from its audited financial statements for the fiscal year ended December 31, 2006. The unaudited pro forma condensed combined financial statements do not give effect to any anticipated cost savings or revenue enhancements in connection with the transaction.
     The unaudited pro forma condensed combined financial statements have been prepared by Terremark management for illustrative purposes only and are not necessarily indicative of the condensed consolidated financial position or the results of operations in future periods or the results that actually would have been realized had Terremark and Data Return been a combined company during the specified periods. The pro forma adjustments are based on the information available at the time of the preparation of these statements. The unaudited pro forma condensed combined financial statements, including any notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with the financial statements of Terremark for the year ended March 31, 2007 derived from its Annual Report on Form 10-K for the fiscal year ended March 31, 2007 filed with the Securities and Exchange Commission.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

	Historical		Pro Forma
	Terremark at	Data Return, LLC at	Adjustments			Pro Forma
	March 31, 2007	March 31, 2007	and Reclassification			Combined
ASSETS

Current assets:
Cash and cash equivalents	$105,090,779	$1,770,686	$(70,364,642)	(A	)	$36,496,823
Restricted cash	832,178	—	—			832,178
Accounts receivable, net	23,586,471	6,084,060	(3,526,972)	(L	)	26,143,559
Current portion of capital lease receivable	2,616,175	—	—			2,616,175
Prepaid expenses and other current assets	5,085,263	993,334	—			6,078,597

Total current assets	137,210,866	8,848,080	(73,891,614)			72,167,332
Restricted cash	1,602,963	—	—			1,602,963
Property and equipment, net	137,936,954	3,918,121	5,867,880	(B	)	147,722,955
Debt issuance costs, net	5,898,355	74,894	(74,894)	(A	)	5,898,355
Other assets	5,439,708	146,771	—			5,586,479
Capital lease receivable, net of current portion	1,885,646	—	—			1,885,646
Intangibles, net	2,900,000	2,161,604	11,800,000	(D	)
			738,396	(D	)	17,600,000
Goodwill	16,771,189	—	66,470,431	(E	)	83,241,620

Total assets	$309,645,681	$15,149,470	$10,910,199			$335,705,350

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of debt and capital lease obligations	$2,221,677	$2,177,935	$(1,677,832)	(A	)	$2,721,780
Accounts payable and other current liabilities	29,752,638	9,562,521	(168,840)	(F	)
			2,901,964	(G	)
			(598,631)	(H	)
			(3,526,972)	(L	)	37,922,680
Interest payable	3,663,248	1,042,322	(1,042,322)	(A	)	3,663,248

Total current liabilities	35,637,563	12,782,778	(4,112,633)			44,307,708
Mortgage payable, less current portion	45,531,211	—	—			45,531,211
Convertible debt	69,914,065	—	—			69,914,065
Derivatives embedded with convertible debt, at estimated fair value	16,796,865	—	—			16,796,865
Notes payable	42,279,711	13,167,042	(13,167,042)	(A	)	42,279,711
Deferred rent and other liabilities	3,507,173	924,336	(605,011)	(F	)	3,826,498
Capital lease obligations, less current portion	1,738,314	—	—			1,738,314
Deferred tax liability	—	—	1,558,000	(C	)	1,558,000
Deferred revenue	4,742,258	408,853	(408,853)	(H	)	4,742,258

Total liabilities	220,147,160	27,283,009	(16,735,539)			230,694,630

Commitments and contingencies
Stockholders’ equity:

Series I convertible preferred stock: $.001 par value, 323 shares issued and outstanding (liquidation value of approximately $8.3 million)	1	—	—			1

Common stock: $.001 par value, 100,000,000 shares authorized; 55,813,129 shares issued	55,813	—	1,926	(I	)	57,739
Common stock warrants	12,596,638	—	—			12,596,638
Additional paid-in capital	377,138,006	9,829,516	(9,829,516)	(K	)
			15,510,273	(J	)	392,648,279
Accumulated deficit	(300,197,561)	(26,624,751)	26,624,751	(K	)	(300,197,561)
Accrued dividends	—	4,698,832	(4,698,832)	(K	)	—
Accumulated other comprehensive income (loss)	89,991	(17,136)	17,136	(K	)	89,991
Note receivable	(184,367)	(20,000)	20,000	(K	)	(184,367)

Total stockholders’ equity	89,498,521	(12,133,539)	27,645,738			105,010,720

Total liabilities and stockholders’ equity	$309,645,681	$15,149,470	$10,910,199			$335,705,350

See accompanying notes to the unaudited pro forma condensed combined consolidated financial statements.

TERREMARK WORLDWIDE INC AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	Historical
	Terremark	Data Return, LLC
	Consolidated	Consolidated
	Year Ended	Year Ended	Pro Forma
	March 31, 2007	December 31, 2006	Adjustments			Pro Forma Combined
Revenues
Operating revenues	$100,948,181	$55,159,440	$(731,997)	(M	)	$155,375,624

Total revenues	100,948,181	55,159,440	(731,997)			155,375,624

Expenses
Cost of revenues, excluding depreciation	56,902,374	36,650,296	—			93,552,670
General and administrative	17,613,604	5,887,425	—			23,501,029
Sales and marketing	11,440,703	9,054,330	—			20,495,033
Depreciation and amortization	11,010,862	5,813,620	1,213,513	(N	)
			1,955,960	(O	)	19,993,955

Operating expenses	96,967,543	57,405,671	3,169,473			157,542,687

Income (loss) from operations	3,980,638	(2,246,231)	(3,901,470)			(2,167,063)

Other income (expenses)
Change in fair value of derivatives embedded within convertible debt	8,276,712	—	—			8,276,712
Interest expense	(28,214,563)	(1,536,767)	1,385,733	(P	)	(28,365,597)
Interest income	1,256,295	54,125	—			1,310,420
Other, net	(34,267)	(87,379)	—			(121,646)

Total other income (expenses)	(18,715,823)	(1,570,021)	1,385,733			(18,900,111)

Loss before income taxes	(14,735,185)	(3,816,252)	(2,515,737)			(21,067,174)
Income taxes	216,981	—	—			216,981

Net loss	(14,952,166)	(3,816,252)	(2,515,737)			(21,284,155)
Preferred dividend	(676,150)	(1,372,831)	—			(2,048,981)

Net loss attributable to common stockholders	$(15,628,316)	$(5,189,083)	$(2,515,737)			$(23,333,136)

Net loss per common share:
Basic	$(0.35)					$(0.51)

Diluted	$(0.36)					$(0.51)

Weighted average common shares outstanding — Basic	44,151,259		1,925,546	(Q	)	46,076,805

Weighted average common shares outstanding — Diluted	44,267,041		1,925,546	(Q	)	46,192,587

See accompanying notes to the unaudited pro forma condensed combined consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
 (Dollars in thousands, except per share data)
The following pro forma adjustments have been made to the historical balance sheet:
(A) Reflects the cash paid to acquire the membership interests of Data Return. Includes $0.4 million of acquisition costs. In addition, $14.9 million of debt was paid off in connection with the transaction of which $1.7 million was classified as short-term and $13.2 million was classified as long-term. Approximately $1.0 million of accrued interest payable was also paid off and $0.1 million of deferred issuance costs were written off.
(B) Reflects the step-up in the basis of the fixed assets to estimated fair market value as a result of the acquisition of Data Return.
(C) To adjust deferred taxes in connection with the acquisition.
(D) Reflects the adjustments to estimated fair values of identifiable intangibles in connection with the transaction. The estimated identifiable intangibles and respective estimated useful lives are as follows:

Identifiable Intangibles:
Technology — Infinistructure	5 years	1,100
Trademarks — DigitalOps	Indefinite	2,500
Trademarks — Infinistructure	Indefinite	1,600
Customer Relationships	8 years	6,500
Non-Competition Agreements	3 years	100

Identifiable Intangibles		$11,800

Reflects the step-up in the basis of the intangible asset to estimated fair market value as a result of the acquisition of Data Return:

Technology — DigitalOps	5 years	$738

Total identifiable intangibles		$12,538

(E) The preliminary purchase price allocation is as follows:

Cash paid to the sellers	$70,000
Value of Terremark common stock issued as part of purchase price	15,512
Estimated direct acquisition costs	364

Total purchase price	$85,876

Adjustments to historical book values and allocation of purchase price:
Historical net book value of Data Return assets and liabilities	$12,134
Liabilities not assumed	(1,782)
Payoff of debt and accrued interest at closing	(15,812)
Establishment of liabilities related to the acquisition	2,902
Establishment of deferred income taxes in connection with the acquisition	1,558
Adjustments to adjust Data Return assets and liabilities to fair value:
Property and Equipment	(5,868)
Identifiable intangibles	(12,538)

Goodwill	$66,470

(F) To eliminate liability not assumed as these amounts relate to an acquired operating lease which was determined to be at market rate and thus at estimated fair value.

(G) To establish liabilities in connection with the acquisition:
Unit awards vested and paid at closing	$1,320
Severance paid to certain Data Return executives	675
Severance accrual for eliminated positions	76
Bonuses paid to Data Return employees	700
Employer taxes related to bonuses paid	52
Vacation accrual	79

Total liabilities established in purchase accounting	$2,902

(H) Reflects adjustment for deferred revenue derived from set-up fees and not considered an assumed liability as this does not represent a legal performance obligation for Terremark.
(I) Par value of common stock issued in connection with the transaction - 1,925,546 shares, par value $.001
(J) Increase to additional paid-in-capital for the value of the common stock issued. The common stock was valued as of 3/30/07 based on an average closing price of $8.06, for purposes of the pro forma financial information.
(K) Reflects the elimination of the respective equity accounts for Data Return.
(L) Reclassification of advance billings classified as deferred revenue against accounts receivable, net to conform to Terremark’s balance sheet presentation.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(Dollars in thousands, except per share data)
The following pro forma adjustments have been made to the historical statement of operations:
(M) Reflects adjustment for revenue derived from set-up fees which was serviced prior to 12/31/05 and deferred at 1/1/06. Terremark would not assume this liability at 1/1/06 and therefore would not recognize the related revenue as this does represent a legal performance obligation for Terremark.
(N) Adjustment to record amortization expense related to the acquired identifiable amortizable intangibles. The identifiable intangibles, respective useful lives and related amortization are as follows:

Technology — DigitalOps	5 years	$148
Technology — Infinistructure	5 years	220
Customer Relationships	8 years	813
Non-Competition Agreements	3 years	33

		$1,214

(O) Adjustment to record depreciation expense in connection with the step-up ($5,867,880) in the basis of the property and equipment to estimated fair market value as a result of the acquisition of Data Return. The property and equipment is being depreciated over an average estimated life of three years. The incremental depreciation expense is $1,955,960.
(P) To eliminate the interest expense related to all of the debt that was paid off in connection with the acquisition.
(Q) The pro forma basic and diluted net loss per share are based on the number of Terremark shares of common stock used in computing basic and diluted net loss per share and includes the additional shares that were issued in connection with the acquisition.
(R) Subsequent to March 31, 2007, the balance sheet date of these pro formas, Terremark entered into additional debt financing transactions as described in the Form 8-K’s filed with the Securities & Exchange Commission on May 4, 2007 and on August 6, 2007. The effects of these debt financing transactions have not been reflected in these pro formas.